UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2007

NVIDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA	95050
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors.

At the Annual Meeting of Stockholders held on June 21, 2007, the stockholders of NVIDIA Corporation approved the NVIDIA Corporation 2007 Equity Incentive Plan, or the 2007 Plan. The following is a summary of the material terms of our 2007 Plan.

Description of the 2007 Plan. The 2007 Plan authorizes the issuance of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards, and other stock-based awards to employees, directors and consultants. Only our employees may receive incentive stock options. The 2007 Plan succeeds our 1998 Equity Incentive Plan, our 1998 Non-Employee Directors’ Stock Option Plan, our 2000 Nonstatutory Equity Incentive Plan, and the PortalPlayer, Inc. 2004 Stock Incentive Plan, or the Prior Plans.

Stock Subject to the 2007 Plan. Up to 101,845,177 shares of our common stock may be issued pursuant to stock awards granted under the 2007 Plan. The maximum number of shares reserved for issuance consists of (i) all of the shares remaining available for issuance under the Prior Plans (including shares subject to issuance under outstanding stock awards previously granted under the Prior Plans), and (ii) a number of shares, to be determined as of the date the 2007 Plan was approved by the stockholders, that when added to the number of shares then remaining available for issuance under the Prior Plans as of such date of approval, results in a total share reserve of 101,845,177 shares of our common stock.

General Terms of Options. Our Board of Directors, or the Board, or its duly authorized committee determines the terms of each stock option granted under our 2007 Plan, including the exercise price, the form of consideration paid on exercise, the vesting schedule, restrictions on transfer and the term. The exercise price of a stock option granted under the 2007 Plan may not be less than 100% of the fair market value of the stock subject to the option on the date of grant (for an incentive stock option, not less than 110% if the optionee is a 10% holder). The term of an option will not be longer than ten years (although options generally expire prior to such time in connection with a termination of continued service) and may be subject to restrictions on transfer.

Corporate Transactions; Changes of Control. In the event of a corporate transaction or a change of control, outstanding stock awards under the 2007 Plan may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (i) as to any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction.

Duration, Termination. The 2007 Plan is scheduled to terminate on April 23, 2017. Our Board may suspend or terminate the 2007 Plan at any time. No awards may be granted under the 2007 Plan while the 2007 Plan is suspended or after it is terminated. The Board may also amend the 2007 Plan at anytime. However, if legal, regulatory or listing requirements require stockholder approval, the amendment will not go into effect until the stockholders have approved the amendment.

This description of the 2007 Plan is qualified in its entirety by reference to the full text of the 2007 Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	NVIDIA Corporation 2007 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation

Date: June 27, 2007	By:	/s/ David M. Shannon
David M. Shannon
General Counsel, Sr. Vice President & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	NVIDIA Corporation 2007 Equity Incentive Plan